QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.a.1.G

Offer to Purchase for Cash
All Outstanding Common Shares and
American Depositary Shares Representing Common Shares
of
eTelecare Global Solutions, Inc.
at
$9.00 Per Share
Pursuant to the Offer to Purchase dated November 10, 2008
by
EGS Acquisition Co LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 2:00 P.M. PHILIPPINES TIME, 1:00 A.M. NEW YORK CITY TIME, ON DECEMBER 11, 2008, UNLESS THE OFFER IS EXTENDED.

November 10, 2008

To Our Clients:

        Enclosed for your information is an Offer to Purchase, dated November 10, 2008 (the "Offer to Purchase"), and the related ADS Letter of Transmittal (which, together with the Offer to Purchase and the Application to Sell Common Shares, as each may be amended or supplemented from time to time, collectively constitute the "Offer"), relating to the offer by EGS Acquisition Co LLC, a Delaware limited liability company ("EGS"), jointly owned by affiliates of Providence Equity Partners Inc., a Delaware corporation ("Providence"), and Ayala Corporation, a Philippine corporation ("Ayala"), to purchase (a) all outstanding common shares, par value PhP2.00 per share ("Common Shares") of eTelecare Global Solutions, Inc., a Philippine corporation (the "Company"), and (b) all outstanding American Depositary Shares of the Company, each representing one Common Share ("ADSs") (which ADSs, together with Common Shares, are hereinafter referred to as the "Shares"), at a price per Share of $9.00, in cash, without interest thereon and less any required taxes or costs the Purchaser (as defined below), the Company or any paying agent may be required to deduct or withhold, in accordance with applicable law or rules. Prior to the consummation of the Offer, EGS intends to assign all its rights and obligations with respect to the Offer to a newly-formed Philippine corporation formed for the purpose of purchasing the Shares tendered in the Offer, such newly-formed entity to be directly or indirectly owned by the same affiliates of Providence and Ayala as EGS (the "Philippine Purchaser"). Any assignment by EGS of its rights and obligations to the Philippine Purchaser to purchase Shares under the Offer will not relieve EGS of any of its obligations to the holders of Common Shares and ADSs who have tendered their Shares in the Offer. As used herein, references to the "Purchaser" mean EGS and/or the Philippine Purchaser, as applicable.

  Holders of ADSs will be paid in U.S. dollars.

        We or our nominees are the holder of record of ADSs held by us for your account. A tender of such ADSs can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender ADSs held by us for your account.

        We request instructions as to whether you wish to tender any or all of the ADSs held by us for your account, pursuant to the terms and conditions set forth in the Offer.

        Your attention is directed to the following:

        1.     The offer price is $9.00 per ADS, in cash, without interest thereon and less any required taxes or costs the Purchaser, the Company or any paying agent may be required to deduct or withhold, in accordance with applicable law or rules, subject to the conditions set forth in the Offer to Purchase.

        2.     The Offer is being made for all outstanding ADSs and Common Shares.

        3.     The Offer and withdrawal rights will expire at 2:00 p.m. Philippines time, 1:00 a.m. New York City time, on December 11, 2008, unless, subject to the terms of the Acquisition Agreement (as defined below) and Philippine Securities and Exchange Commission approval, the Purchaser extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended, expires.

        4.     The Offer is being made pursuant to the Acquisition Agreement, dated as of September 19, 2008, by and between the Company and the Purchaser (as may be amended or supplemented from time to time, the "Acquisition Agreement"), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will purchase, each issued and outstanding Share tendered pursuant to the Offer (other than Shares held in the treasury of the Company, or owned by the Purchaser or the Company).

        5.     The Board of Directors of the Company (the "Board") (excluding the interested director, Mr. Alfredo I. Ayala) has unanimously (1) determined that the Acquisition Agreement, the Offer and the other transactions contemplated by the Acquisition Agreement are advisable and fair to the Company and its stockholders; (2) determined that it is in the best interests of the Company and the Company's stockholders that the Company enter into the Acquisition Agreement and consummate the transactions contemplated thereby on the terms and subject to the conditions set forth therein; and (3) approved and recommended that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer. You should be aware that Mr. Alfredo I. Ayala, a director of the Company and a managing director of Ayala, may have interests in the Offer that are different from or in addition to the interests of the other stockholders of the Company generally and, as a result, recused himself from all Board deliberations regarding the Acquisition Agreement.

        6.     The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Tender Condition (as described below) and (ii) the expiration or termination of all statutory waiting periods (and any extensions thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The "Minimum Tender Condition" requires the Purchaser to have received, prior to the expiration of the Offer, valid acceptances (which have not been validly withdrawn) in respect of the Shares representing at least 66.67% of the Shares outstanding (on a fully diluted basis, after giving effect to the exercise, conversion or termination of all options, warrants, rights and securities exercisable or convertible into or for Shares). Stockholders owning approximately 64.8% of the Shares outstanding as of September 30, 2008 have agreed to tender their Shares into the Offer pursuant to support agreements entered into with the Purchaser, which include approximately 21.6% of the Shares outstanding that are beneficially owned by a wholly-owned subsidiary of Ayala, NewBridge International Investments Ltd. The Offer is also subject to certain other conditions set forth in the Offer to Purchase. See "THE OFFER—Section 14. Conditions to the Offer" in the Offer to Purchase. The Offer is not subject to any financing condition.

        7.     Any U.S. (but not Philippine) transfer taxes applicable to the sale of ADSs held by us for your account pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the ADS Letter of Transmittal.

        If you wish to have us tender any or all of the ADSs held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth below. If you authorize the tender of your ADSs, all such ADSs will be tendered unless otherwise specified on the instruction form set forth on the reverse. Your prompt action is requested. Please forward your instructions to us with ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

        Payment for ADSs will be in all cases made only after such ADSs are accepted by the Purchaser for payment pursuant to the Offer and the timely receipt by Mellon Investor Services LLC (the "ADS Depositary Agent") of (a) American Depositary Receipts for such ADSs or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) an ADS Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the ADS Letter of Transmittal. Under no circumstances will interest be paid on the purchase price for ADSs, regardless of any extension of the Offer or any delay in payment for ADSs.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of ADSs in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. The Purchaser may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdictions.

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
All Outstanding Common Shares and
American Depositary Shares Representing Common Shares
of
eTelecare Global Solutions, Inc.
at
$9.00 Per Share
Pursuant to the Offer to Purchase dated November 10, 2008
by
EGS Acquisition Co LLC

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 10, 2008, and the related ADS Letter of Transmittal, in connection with the offer (the "Offer") by EGS Acquisition Co LLC, a Delaware limited liability company, (together with the Philippine Purchaser, defined in the Offer to Purchase, the "Purchaser") to purchase (a) all outstanding common shares, par value PhP2.00 per share ("Common Shares") of eTelecare Global Solutions, Inc., a Philippine corporation (the "Company"), and (b) all outstanding American Depositary Shares of the Company, each representing one Common Share ("ADSs") (which ADSs, together with Common Shares, are hereinafter referred to as the "Shares"), in cash, without interest thereon and less any required taxes or costs the Purchaser, the Company or any paying agent may be required to deduct or withhold, in accordance with applicable law or rules.

        The undersigned hereby instructs you to tender to the Purchaser the number of ADSs indicated below or, if no number is indicated, all ADSs held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF ADSs TO BE TENDERED*:	SIGN HERE
Signature(s)
Account Number:	Printed Name(s)

Dated:	, 2008	Address(es) Area Code and Telephone Number Tax Identification or Social Security Number
* Unless otherwise indicated, it will be assumed that all of your ADSs held by us for your account are to be tendered.

QuickLinks

  EXHIBIT 99.a.1.G